EXHIBIT 10.14

Execution Version

COMPENSATION RELINQUISHMENT AGREEMENT

This COMPENSATION RELINQUISHMENT AGREEMENT (the “Agreement”) is made and entered into on this December 22, 2017, by and between USA Waste-Management Resources, LLC, for itself and on behalf of Waste Management, Inc. (“WMI”) and subsidiaries and affiliated entities (collectively the “Company”) and James C. Fish, Jr. (the “Executive”).  Executive and the Company are referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and the Executive are currently parties to that certain First Amended and Restated Employment Agreement, dated as of December 22, 2017 (as may be amended from time to time, the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Executive receives Base Salary (as defined in the Employment Agreement) as part of his compensation for serving as President and Chief Executive Officer of the Company; and

WHEREAS, pursuant the terms of this Agreement, the Executive wishes to relinquish a portion of the Base Salary.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

1.Relinquishment of Base Salary.

Subject to the other terms and conditions of this Agreement, Executive hereby relinquishes his right to receive the amounts of Base Salary set forth in Exhibit A for the corresponding year set forth therein. Unless the Parties reach alternative arrangements, the relinquished amounts shall be deducted in substantially equal installments from Executive’s paychecks over the course of the relevant year.  By entering into this Agreement, Executive authorizes the Company to make such deductions. Once relinquished, Executive shall have (a) no right or interest in the corresponding Base Salary and (b) no ability to direct, manage or control the amounts relinquished.

2.Revocation of Base Salary Relinquishment.

Executive’s agreement to relinquish the corresponding Base Salary amount set forth in Exhibit A for a particular year shall become irrevocable upon the last day of the calendar year that precedes the relevant year set forth in Exhibit A.  Executive shall be entitled to terminate this Agreement with respect to calendar years for which his agreement has not yet become irrevocable by providing written notice to the Board of Directors of Waste Management, Inc.  For the avoidance of doubt, such election shall have no impact upon amounts for which Executive’s election has become irrevocable.

3. Effect on Other Compensation Arrangements.

It is the intent of the Parties that amounts relinquished pursuant to this Agreement shall not adversely affect Executive’s benefits pursuant to other compensation arrangements sponsored or maintained by the Company.  For purposes of determining Executive’s entitlement to any compensation that may otherwise relate or be linked to the Base Salary, amounts relinquished pursuant to this Agreement shall, notwithstanding anything to the contrary in the applicable plan or arrangement, be deemed to have been paid; provided that the provisions of this sentence shall not apply to (i) any tax-qualified retirement plan (including, without limitation, the Waste Management Retirement Savings Plan) or (ii) any plan for which such amendment would otherwise require the approval of the shareholders of Waste Management, Inc.  Without limiting the generality of the foregoing sentence, the Base Salary amounts relinquished pursuant to this Agreement shall be deemed to have been paid for purposes of determining: (a) Executive’s target and maximum bonus pursuant to the Company’s Annual Incentive Plan, (b) Executive’s severance entitlement pursuant to the Waste Management Holdings, Inc. Executive Severance Protection Plan and (c) the maximum amount of matching contribution that Executive is eligible for pursuant to the Company’s 409A Deferral Plan.  To the extent necessary to implement this Section 3, the applicable other compensation plans and arrangements shall be deemed to have been amended except to the extent such amendment would otherwise require the approval of the shareholders of Waste Management, Inc.

4.    Amendment.

This Agreement may not be amended except by a written agreement signed by both Parties.  No material term or obligation of a party may be waived except through written agreement by the party with the authority to enforce such right or obligation.  Notwithstanding the foregoing, Executive’s right to revoke his obligations pursuant to this Agreement may be exercised unilaterally to the extent permitted under Section 2.  This Agreement shall terminate automatically and without further action of the Parties upon termination of Executive’s employment.

5.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

6.Miscellaneous.

(a)Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(c)Rules of Construction.  Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(d)Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the date first set forth above and effective as set forth therein.

JAMES C. FISH, JR.

(“Executive”)

 /s/ James C. Fish, Jr.

James C. Fish, Jr.

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the date first set forth above and effective as set forth therein.

USA WASTE-MANAGEMENT RESOURCES, LLC (The “Company”)

By:           /s/ Courtney A. Tippy

Courtney A. Tippy

Vice President and Secretary

Exhibit A

Year	Amount Relinquished
2018	$50,000
2019	$75,000
2020 and Beyond	$100,000